Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AutoNation, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement. Our report on the consolidated financial statements refers to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, Accounting for Income Taxes, effective January 1, 2007.

/s/ KPMG LLP

February 16, 2009
Fort Lauderdale, Florida
Certified Public Accountants